Exhibit 3.1

As Amended February 29, 2008

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWPAGE HOLDING CORPORATION

NewPage Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that:

1. The original Certificate of Incorporation of NewPage Holding Corporation was filed with the Secretary of State of the State of Delaware on January 28, 2005 under the name Maple Holding Corp. and amended on March 7, 2005 to change the name of the corporation to NewPage Holding Corporation.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”), this Amended and Restated Certificate of Incorporation of NewPage Holding Corporation restates, integrates and further amends the provisions of the Certificate of Incorporation of NewPage Holding Corporation.

3. This Amended and Restated Certificate of Incorporation of NewPage Holding Corporation shall be effective upon filing with Secretary of State of the State of Delaware.

4. The text of the Certificate of Incorporation of NewPage Holding Corporation is hereby amended and restated to read as follows:

ARTICLE I

The name of the Corporation is NewPage Holding Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801. The Corporation Trust Company is the Corporation’s registered agent at that address.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

As Amended February 29, 2008

ARTICLE IV

4.1. Authorized Capital Stock. The total number of shares of all classes of shares that the Corporation is authorized to issue is ten (10) shares, consisting of ten (10) shares of common stock, par value one cent ($0.01) per share (“Common Stock”).

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one four million four hundred sixty six thousand five hundred and twenty ninth (1/4,466,529) of a share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one four million four hundred sixty six thousand five hundred and twenty ninth (1/4,466,529).

4.2 Common Stock. Subject to the GCL, this Amended and Restated Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the Common Stock of the Corporation will possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant or rights or privileges in the Corporation’s Amended and Restated Certificate of Incorporation, including without limitation the following rights and privileges:

(a)	Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)	The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)	Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation available for distribution will be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE V

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL, including without limitation Section 102(b)(7), as the same may be amended and supplemented from time to time. No amendment or repeal of this Article V will apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

As Amended February 29, 2008

ARTICLE VI

The Corporation will indemnify and hold harmless and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may subsequently be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Covered Person, or a person for whom the Covered Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with the action, suit or proceeding if the Covered Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Covered Person, or a person for whom the Covered Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense or settlement of the action, suit or proceeding if the Covered Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws of the Corporation, as they may provide from time to time (the “Bylaws”), the Corporation will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by the Covered Person only if the commencement of that proceeding (or part thereof) by the Covered Person was authorized by the Bylaws, in a written agreement with the Corporation, or in the specific case by the Board of Directors or stockholders, but the Covered Person will be entitled to payment of the expenses of litigating any claim for if the advancement of expenses or indemnification under this Article VI if the Covered Person is successful in whole or in part on that claim. Nothing in this Article VI will affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Bylaws, any written agreement with the Corporation or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of

As Amended February 29, 2008

directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may also enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VI. No amendment or repeal of this Article VI will adversely affect any right or protection existing under or pursuant to this Article VI immediately prior to the amendment or repeal.

ARTICLE VII

The Board of Directors may adopt, amend or repeal the Bylaws, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

ARTICLE VIII

The election of directors of the Corporation need not be by written ballot, unless the Bylaws otherwise provide.

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As Amended February 29, 2008

IN WITNESS WHEREOF, the undersigned, being the Vice President, General Counsel and Secretary of the Corporation, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts in this document stated are true, and accordingly has hereunto set his hand this 20th day of July, 2006.

/s/ DOUGLAS K. COOPER
Douglas K. Cooper
Vice President, General Counsel and Secretary